MASTER INVESTMENT TRUST, SERIES II
                            FORM N-SAR
               Fiscal Period Ended August 31, 1996



Sub-Item 77H: Changes in control of registrant

(b) On July 1, 1996, the National Municipal Bond Fund of Pacific Horizon Funds, Inc., the sole interestholder of the National Municipal Bond Portfolio of Master Investment Trust Series II, gave notice that it wanted to redeem its entire holdings. Complete redemption distributions were paid to the National Municipal Bond Fund on July 1, 1996. Such distributions effectively liquidated the National Municipal Bond Portfolio of Master Investment Trust, Series II. The National Municipal Bond Portfolio is the only series of beneficial interest offered by Master Investment Trust, Series II.